Exhibit 99.1

February 2, 2026

Allied Gaming & Entertainment Shareholders Approve Advisory Proposal Related to Shareholder Rights Plan (Poison Pill)

-- Allied Gaming & Entertainment Announces Results of Special Meeting of Stockholders

NEW YORK--(BUSINESS WIRE)-- Allied Gaming & Entertainment, Inc. (NASDAQ: AGAE) (“Allied” or the “Company”) today announced the results of its Special Meeting of Stockholders held on January 30, 2026.

At the Special Meeting, stockholders voted on a single proposal presented as a non-binding advisory vote regarding the Company’s shareholder rights plan. The proposal sought stockholder approval of the Board of Directors’ preliminary determination that Knighted Pastures LLC and Roy Choi, by forming a group with Naomi Choi and Yiu-Ting So (and others), became an “Acquiring Person” under the Company’s Rights Agreement dated February 9, 2024, resulting in a triggering event under the Rights Agreement that was not inadvertent.

The proposal was approved by a substantial majority of the votes cast. The final voting results were as follows:

●	For: 19,310,346 shares

●	Against: 1,882,689 shares

●	Abstentions: 24,460 shares

While the vote was advisory and not binding on the Board of Directors, it provides important feedback from the Company’s stockholders regarding the Board’s preliminary determination under the Rights Agreement.

The Company remains committed to strong corporate governance and to acting in the best interests of all stockholders. The Board will continue to evaluate and take actions consistent with its fiduciary duties and applicable law.

Additional details regarding the Special Meeting and voting results are available in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially. The Company undertakes no obligation to update any forward-looking statements except as required by law.

About Allied Gaming & Entertainment Inc.

Allied Gaming & Entertainment Inc. (NASDAQ: AGAE) is a global experiential entertainment company focused on creating world-class live experiences, content, and interactive services across gaming, esports, and entertainment. The Company owns and operates a portfolio of premier assets and brands designed to connect fans, players, and communities worldwide.

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Allied Gaming & Entertainment

InvestorRelations: ir@alliedgaming.gg

Source: Allied Gaming & Entertainment Inc.